UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 5, 2015

Date of report (Date of earliest event reported)

SPS COMMERCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34702	41-2015127
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 South Seventh Street, Suite 1000 Minneapolis, MN	55402
(Address of Principal Executive Offices)	(Zip Code)

(612) 435-9400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2015, the compensation committee of our board of directors approved the following compensation for our executive officers:

•	2014 cash incentive payments under our 2014 Management Incentive Plan, or the 2014 MIP; and

•	2015 annual base salaries, effective as of January 1, 2015.

Our 2014 cash incentive payments under the 2014 MIP were $269,711 for Archie Black, $137,178 for Jim Frome and $135,757 for Kimberly Nelson. Our 2015 annual base salaries are $425,000 for Mr. Black, $313,000 for Ms. Nelson and $319,000 for Mr. Frome (retroactive to January 1, 2015).

The amount paid to each named executive officer pursuant to the 2014 MIP consists of (i) a formula-based bonus, based on our revenues and Adjusted EBIDTA for 2014, and (ii) a discretionary bonus, based on the compensation committee’s subjective evaluation of our executive team’s achievement during the year. Our compensation committee predetermined criteria or goals that they considered in connection with payment of the discretionary bonus. For 2014, in determining whether to pay a qualitative factor bonus, the compensation committee reviewed the named executive officers based on the Company’s progress in completing its first third-party business intelligence application, engaging a reseller of the Company’s services, upgrading to 24 hour per day, 7 day per week customer support and operations, moving 20% of processing to the cloud and rebranding the Company’s products. The compensation committee determined the amount of the discretionary bonus paid to each member of our executive team independent of the formula-based bonus earned after considering the specified criteria described above.

Description of 2015 Management Incentive Plan

The 2015 Management Incentive Plan provides our named executive officers an opportunity to receive a formula-based bonus.

The formula-based bonus is based on the target bonus for each named executive officer established by the compensation committee at the beginning of each year. The compensation committee established the target based on the amount it believes is necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our executives to achieve an aggressive level of growth. The amount of the formula-based bonus, if any, actually paid to executives after the end of the year will be determined by a matrix that takes into account our revenues and net income plus depreciation and amortization, interest expense, interest income, income tax expense and other adjustments as necessary for a fair presentation, plus non-cash, stock-based compensation expense, or Adjusted EBITDA. The formula-based bonus is based in part on revenues because, given the scalability of our current core business, the compensation committee believes our financial results are driven most significantly by the revenues we generate. The compensation committee also believes formula-based bonuses should be based in part on Adjusted EBITDA because Adjusted EBITDA is a useful measure of our operating performance.

The matrix provides that each executive will receive a percentage of his or her target formula-based bonus, between 0% and 155%, based on our revenues and Adjusted EBITDA. For example, for our executives to initially earn their target bonuses for 2014, we needed to generate revenues of approximately $129.7 million and Adjusted EBITDA of approximately $17.6 million. If we failed to have either revenues of approximately $125.5 million or Adjusted EBITDA of approximately $16.6 million, our named executive officers would not have received a formula-based bonus for the year. With some exceptions, the percentage of the target bonus earned between the minimum and the maximum varies in five to ten percentage-point increments based on revenues and Adjusted EBITDA for the year relative to increments established for each metric in the matrix. The target revenues and Adjusted EBITDA will be adjusted during the year by the compensation committee in the event we complete acquisitions, if any, during the year. The compensation committee established the intervals for the matrix with the intent that achieving 100% of an executive’s target bonus will be a difficult but achievable goal in light of the prior year’s results of operations and anticipated growth for 2015. A reconciliation of net income to Adjusted EBITDA is incorporated by reference to the section titled Use of Non-GAAP Financial Measures included in our current report on Form 8-K filed with the Securities and Exchange Commission on February 5, 2015 (SEC file no. 001-34702).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPS COMMERCE, INC.

Date: February 5, 2015	By:	/s/ Kimberly K. Nelson
Kimberly K. Nelson
Executive Vice President and Chief Financial Officer